November __, 2007
Asia Special Situation Acquisition Corp.
P.O. Box 309GT, Ugland House
South Church Street
George Town, Grand Cayman
Cayman Islands

Maxim Group LLC
405 Lexington Avenue, 2nd Floor
New York, New York 10174

Re:	Relevant Business Opportunities

Gentlemen:

Reference is made to that certain letter agreement (the “Agreement”) of __________, the _________ of _________ (the “Company”), dated as of November ___, 2007 to Asia Special Situation Acquisition Corp. (“ASSAC”) and Maxim Group LLC (“Maxim”). Specifically, Section 3 of the Agreement provides that:

“[i]n order to minimize potential conflicts which may arise from multiple affiliations, the undersigned agrees that until the earliest to occur of (a) the consummation by the Company of a Business Combination, (b) the liquidation of the Company, or (c) the undersigned ceasing to be a shareholder, officer or director of the Company, the undersigned will present to the board of directors of the Company for their consideration, and give the Company a right of first refusal to effect a Business Combination with (i) any corporate or business opportunity located in or principally doing business or investing in Asia that the undersigned has access to, whether individually or through a company the undersigned is or may become affiliated with, and (ii) which could reasonably be valued at 80% or more of the total dollar amount placed in the Company’s Trust Account upon consummation of the IPO (excluding deferred underwriting fees) (each a “Relevant Business Opportunity”).”

The undersigned is the __________ of the Company and hereby confirms that he/she has received a copy of, and has reviewed, the Agreement and that __________ does not have any pre-existing fiduciary and contractual obligations with the Company that would conflict with the provisions of Section 3 of the Agreement.

This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The undersigned hereby (i) agrees that any action, proceeding or claim against his/her arising out of or relating in any way to this letter agreement (a “Proceeding”) shall be brought and enforced in the courts of the State of New York of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive, (ii) waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum and (iii) irrevocably agrees to appoint Hodgson Russ as agent for the service of process in the State of New York to receive, for the undersigned and on his/her behalf, service of process in any Proceeding. If for any reason such agent is unable to act as such, the undersigned will promptly notify the Company and Maxim and appoint a substitute agent acceptable to each of the Company and Maxim within 30 days and nothing in this letter will affect the right of either party to serve process in any other manner permitted by law.

As used herein, the following capitalized terms shall have the meanings set forth below:

(a) “Asia” includes China as well as Japan, South Korea, Vietnam, Australia and New Zealand, but will not include North Korea;

(b)  a “Business Combination” shall mean the acquisition of all or a controlling interest in one or more target businesses through a capital stock exchange, asset acquisition, stock purchase, or other similar transaction, including related contractual arrangements, of an operating business that is either located in Asia, provides products or services to customers located in Asia, or is investing in Asia; and

(c) “IPO” shall mean the an initial public offering of the securities of ASSAC.

____________________________________ Print Name By: ___________________________ Its: